UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):            May 11, 2005

VERTEX PHARMACEUTICALS INCORPORATED

(Exact name of registrant as specified in its charter)

MASSACHUSETTS	000-19319	04-3039129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 Waverly Street

Cambridge, Massachusetts  02139

(Address of principal executive offices) (Zip Code)

(617) 444-6100

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

                (c)           On May 11, 2005, the Board of Directors of Vertex Pharmaceuticals Incorporated (the “Company”) elected Joshua S. Boger to serve as President of the Company in addition to his position as Chairman and Chief Executive Officer.  Dr. Boger’s service as President of the Company, in addition to his other positions, will not result in a change to Dr. Boger’s compensation.

                (d)           Also on May 11, 2005, the Board of Directors appointed Eugene H. Cordes, Ph.D., 69, to the Company’s Board of Directors.  Dr. Cordes has been a member of the Company’s Scientific Advisory Board since 1995.  He was a member of the faculty of the University of Michigan at Ann Arbor from 1995 until January 2002, and has been the Chairman of Vitae Pharmaceuticals, Inc., a privately held pharmaceutical company, since January 2002.  Dr. Cordes holds a Bachelor of Science in Chemistry from the California Institute of Technology and a Ph.D. in Biochemistry from Brandeis University.  Dr. Cordes has been elected to the class of directors whose term will expire at the 2008 Annual Meeting of Stockholders.  There are no indebtedness or any related party transactions or business relations to be disclosed with respect to Dr. Cordes.

Item 5.05.              Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

                (a)           On May 11, 2005, the Company amended its Code of Ethics to (a) revise the role of the Company’s Compliance Committee to reflect that the Chief Compliance Officer and the Board of Directors, rather than the Compliance Committee, are responsible for oversight of Code of  Conduct, its enforcement and disciplinary action relating to it; (b) clarify the applicable law governing enforcement and interpretation of the Code of Conduct; (c) revise employee reporting requirements to ensure that employee reports are relayed to the Chief Compliance Officer, and (d) reflect revisions to the Company’s Conflicts of Interest Policy and Gifts and Gratuity Policy.  The Company’s Code of Conduct and Ethics is available on the Company’s website, www.vrtx.com, under the tabs “Investors” and “Corporate Governance.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTEX PHARMACEUTICALS INCORPORATED

(Registrant)

Date: May 11, 2005	/s/ Kenneth S. Boger
Kenneth S. Boger Senior Vice President and General Counsel